COMPUTER ASSOCIATES ANNOUNCES SALE OF CONVERTIBLE SENIOR NOTES AND THE PURCHASE OF A SIMULTANEOUS CALL SPREAD REPURCHASE OPTION

ISLANDIA, N.Y., March 14, 2002 - Computer Associates International, Inc. (NYSE: CA) today announced the pricing of a private offering of $600 million aggregate principal amount of 5% Convertible Senior Notes Due 2007 to be issued pursuant to Rule 144A and offshore under Regulation S. The company has granted to the initial purchasers of the Notes an option to purchase up to an additional $60 million principal amount of Notes.

CA intends to use the net proceeds generated from the offering to refinance a portion of the outstanding borrowings under its existing bank credit facility and for general corporate purposes. In addition, CA expects to use approximately $86 million of the proceeds to purchase call spread repurchase options on its common stock to limit exposure to potential dilution from conversion of the Notes. In connection with the call spread repurchase options, the initial purchasers will take positions in CA's common stock in secondary market transactions and/or will enter into various derivative transactions after the pricing of the Notes.

The Notes will bear interest at a rate of 5% per annum. The Notes will be convertible into the company's common stock at a conversion price of $24.34 per share. At the initial conversion price, each $1,000 principal amount of Notes will be convertible into approximately 41 shares of the company's common stock. The initial conversion price represents a 33% premium over the last reported sale price of the company's common stock on March 13, 2002, which was $18.30 per share.

The Notes will be redeemable at specified prices declining to 100% of the principal amount plus accrued and unpaid interest at the company's option beginning on March 21, 2005. The holders of the Notes will also have the ability to require the company to repurchase the Notes in the event that the company undergoes specified fundamental changes, including a change of control. In each such case, the redemption or repurchase price would be 100% of the principal amount of the Notes plus accrued and unpaid interest.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

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© 2002 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Cautionary Statement: CA's statements in this press release that are not historical facts and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include CA's intention to raise proceeds through the offering and sale of convertible senior notes, the intended use of proceeds and the anticipated terms of such notes. There can be no assurance that CA will complete the offering on the anticipated terms or at all. CA's actual results could differ materially from those projected or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks and instability associated with changes in the company's business model; risks associated with changes in the way in which the company accounts for license revenue; the difficulty of making financial projections resulting from the significant percentage of CA's quarterly contracts consummated in the last few days of the quarter; the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market; market acceptance of new products and services and continued acceptance of existing products and services; risks associated with the entry into new markets; the risks associated with integrating acquired businesses and technologies; the effects of war or acts of terrorism; dependency on large dollar licensing transactions; the outcome of pending or future governmental inquiries; delays in product delivery; reliance on mainframe capacity growth; the ability to recruit and retain qualified personnel; business conditions in the distributed systems and mainframe software and hardware markets; uncertainty and volatility associated with Internet and eBusiness related activities; use of software patent rights to attempt to limit competition; adverse results of litigation; fluctuations in foreign currency exchange rates and interest rates; the volatility of the international marketplace; uncertainties relative to global economic conditions; and other risks described in filings with the Securities and Exchange Commission, which are available at www.sec.gov. CA assumes no obligation to update the information in this press release.